Exhibit 99.6

Dear Valued Customer,

The Span-America board of directors has approved the acquisition of Span-America by Savaria Corporation, a dynamic, industry-leader in the manufacture and sale of accessibility lifts, wheelchair-accessible vans and elevators. Span-America’s news release announcing the transaction is attached.

We expect the transaction to close by the end of June 2017. Until that time, Span-America and Savaria will remain separate companies, and it is business as usual. We will continue to honor our contracts and agreements under existing terms, and your contacts at Span-America will remain the same.

We deeply value your service and support, and thank you for your partnership during this transition. If you have questions beyond the attached FAQ, please feel free to reach out to your normal Span-America contact.

Sincerely,

James D. Ferguson

Chief Executive Officer

Additional Information about the Proposed Transaction and Where to Find It

The proposed transaction described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any of the securities of Span-America Medical Systems, Inc. (the “Company”). The solicitation and the offer to buy the shares of Company common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Savaria Corporation intends to file with the U.S. Securities and Exchange Commission (the “SEC”). In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the proposed transaction. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the proposed transaction free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investor Relations” section of the Company’s website at http://www.spanamerica.com/. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/ RECOMMENDATION STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE PROPOSED TRANSACTION THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE PROPOSED TRANSACTION.